EXHIBIT 99.1

For Immediate Release

INVESTOR CONTACT: Chris Sammons (225) 932-2546

MEDIA CONTACT: Sean Clancy (225) 987-7129
Shaw Updates its Fiscal 2007 Year-End Financial Statements Status
•	Estimates for fiscal 2007 financial results remain unchanged

•	Fiscal 2007 Form 10-K will include $500,000 and $800,000 after-tax reductions to previously reported 2005 and 2006 net earnings
     Baton Rouge, La., November 14, 2007 — The Shaw Group Inc. announced today that it expects to complete and file its fiscal 2007 Annual Report on Form 10-K by mid-December. Previously, Shaw requested a 15-day extension of time to file the Form 10-K with the Securities & Exchange Commission (SEC) because of the cumulative time impacts of its previously delayed filings in 2007. The aforementioned delays, as well as additional time required to reflect certain adjustments to net earnings for fiscal years 2005 and 2006, plus the updating of the related auditors’ opinions, will delay the company’s filing of its 2007 Annual Report until after the November 14, 2007, expiration of the extension period. The company is working diligently to complete the 2007 Annual Report as soon as possible.
     The adjustments to the net earnings for fiscal years 2005 and 2006 consist of charges approximating $500,000 and $800,000, respectively, and follow consultations with the SEC staff. The majority of these charges were recorded and disclosed in the company’s previously filed financial statements for the first quarter of 2007. The company also anticipates making an approximate $1.6 million reduction to net earnings in periods prior to 2005 to correct the accounting for certain office leases. The restatements will be reflected within the company’s 2007 Annual Report and no amended filings for the prior periods will be made. Additional details related to this announcement are included in a Current Report on Form 8-K filed today.

     As previously announced, the company expects 2007 revenues to be approximately $5.7 billion and that the consolidated net loss for the year is expected to be in the range of $15 to $19 million. Net cash provided from operating activities is expected to approximate $460 million, and cash and cash equivalents at August 31, 2007, were $341 million. The backlog of unfilled orders at August 31, 2007, approximates $14.3 billion. These estimates are unchanged from previously disclosed amounts and are unaudited. These anticipated results for fiscal 2007 remain subject to adjustment as the company’s financial records remain open until the 2007 Form10-K is filed.
     The Company will seek a waiver under its Senior Credit Facility, as it does not expect to file its 2007 Form 10-K by the November 30, 2007, expiration of its current waiver. No borrowings are currently outstanding under this credit facility.
     The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. A Fortune 500 company with more than $5 billion in annual revenues, Shaw is headquartered in Baton Rouge, La., and employs approximately 27,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s Web site at www.shawgrp.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein regarding the expected filing of our Annual Report on Form 10-K as well as fiscal 2007 revenues, net cash provided from operating activities, cash and cash equivalents and backlog are forward-looking statements based on the Company’s estimates for the 2007 fiscal year. These forward-looking statements are based on assumptions management believes to be reasonable but actual fiscal 2007 results to be included in our Annual Report on Form 10-K for fiscal 2007 may differ from our current estimates, and those differences could be material and adverse. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from forward-looking estimates can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s Web site under the heading “Forward-Looking Statements.” These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis, visit our Web site at www.shawgrp.com.
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